Exhibit 10.14

NUTEX HEALTH INC.

RESTRICTED STOCK AWARD RESCISSION AGREEMENT

This Restricted Stock Award Rescission Agreement (this “Rescission Agreement”) is entered into as of December [•], 2022 (the “Rescission Date”), by and between [NAME] (the “Director”) and Nutex Health Inc. (the “Company”), (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Director and the Company are parties to that certain Restricted Stock Award Agreement (the “Award Agreement”) dated as of May 9, 2022 (the “Grant Date”), a copy of which is attached as Exhibit A hereto;

WHEREAS, under the Award Agreement, the Director was granted [NUMBER] shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), subject to vesting (see below) under the Amended and Restated Nutex Health Inc. 2022 Equity Incentive Plan dated as of April 1, 2022 (the “Award”);

WHEREAS, under the terms of the Award Agreement the Award is scheduled to vest in equal 12 monthly increments with the last vesting date on March 31, 2023;

WHEREAS, under the Board of Directors Agreement dated as of April 20, 2022, the Director is entitled to an annual retainer (“Annual Retainer”) of $150,000 which may be payable, in the discretion of the Compensation Committee, 50% in cash and 50% as equity consideration;

WHEREAS, it was the intent of the Compensation Committee for the Award to represent the 50% of the equity consideration portion of the Annual Retainer;

WHEREAS, subsequent to the Grant Date, due to the significant decline in the Company’s stock price, the Parties discovered that any tax liability as a result of the Award may exceed the current value of the Award and accordingly, the Board has determined that any equity based awards with respect to the current fiscal year should be granted under the Company’s 2023 compensation policy, especially in light of the volatility of the Company’s stock price after the reverse merger;

WHEREAS, each Party hereto has determined that it is in the best interest of the Parties to rescind the Award ab initio in accordance with Revenue Ruling 80-58, 1980-1 C.B. 181, and to revoke the terms and conditions set forth in the Award Agreement; and

WHEREAS, no consideration has been paid or promised to either Party in order to induce assent to the rescission of the Award.

NOW, THEREFORE, the Parties hereto do hereby agree as follows:

1.	Rescission of the Award. The Award is hereby unconditionally and irrevocably rescinded ab initio, and is neither valid nor effective in any manner whatsoever. Each Party hereby acknowledges that he or it has been restored to the position such Party was in immediately before the Award was granted and the Award Agreement was executed. In connection with the rescission of the Award, the Parties agree as follows:

a.	The Parties hereto individually and jointly agree that all terms, conditions, covenants, representations and warranties in the Award Agreement are null and void ab initio and of no further force or effect.

b.	The Parties agree that any and all assets, property, securities or items of value that may have been assigned or transferred pursuant to the terms of the Award are hereby transferred and re-conveyed to the respective Party that assigned and/or transferred such items under the terms of the Award.

c.	The Parties shall treat the Award and Award Agreement as rescinded for all purposes and shall take no action inconsistent with such treatment.

d.	This Rescission Agreement and the rescission of the Award are binding upon each of the Parties and their respective legal representatives, successors and assigns and shall become effective automatically without further act on the part of any Party upon execution of this Rescission Agreement.

e.	The Parties acknowledge and agree that no consideration has been paid or promised to any Party to enter into this Rescission Agreement.

f.	It is intended that the rescission of the Award meet the requirements of Revenue Ruling 80-58, 1980-1 C.B. 181 and that this Rescission Agreement shall be construed and interpreted in accordance with such intent.

g.	Any election under Section 83(b) filed subsequent to the Grant Date shall, as a result of the rescission, have no effect since the rescission of the award eliminated the underlying compensation event to which the Section 83(b) election applies.

h.	Any shares of Common Stock issued as a result of the Award will be treated as if they had not been issued under the Plan and will be available for future issuance under the Plan.

2.	Mutual Release of Liabilities. Effective as of the Rescission Date, each Party, for itself and each of its respective successors and assigns, hereby fully and unconditionally releases and forever discharges the other Party, and their successors and assigns, of and from any and all actions, causes of action, suits, debts, obligations, claims, liabilities, and demands whatsoever that such Party has or may have in connection with or under the terms of the Award and the Award Agreement. Each Party hereby covenants to the other Party that with respect to any claim or obligation released by this Rescission Agreement, it will not directly or indirectly encourage, solicit, or voluntarily assist or participate in any way in the filing, reporting, or prosecution by itself or any third party of a suit, arbitration, mediation, or claim (including a third-party or derivative claim) against the other Party relating to any such released claim or obligation.

3.	Miscellaneous. This Rescission Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Rescission Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature. This Rescission Agreement constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties. If any provision of this Rescission Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Rescission Agreement will remain in full force and effect. Any provision of this Rescission Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Rescission Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Rescission as of the date first above written.

DIRECTOR

_______________________

Name:

NUTEX HEALTH INC.

By: ____________________

Name: Elisa V. Luqman

Title: Chief Legal Officer

EXHIBIT A

[Restricted Stock Award Agreement]